Exhibit 10.15

SEVERANCE AGREEMENT
BETWEEN
FPIC INSURANCE GROUP, INC.
AND
ROBERT E. WHITE, JR.

THIS AGREEMENT, effective as of the 8th of December, 2006, between FPIC Insurance Group, Inc., a Florida corporation (the “Company"), and Robert E. White, Jr., an individual (the "Executive").

W I T N E S E T H:

WHEREAS, the Executive is a valuable employee of the Company and an integral part of its management and a key participant in the decision making process relative to planning and policy for the Company; and

WHEREAS, the Company wishes to encourage the Executive to continue his career and services with the Company for the period during and after an actual or threatened Change in Control (as hereinafter defined);

NOW THEREFORE, it is hereby agreed by and between the parties hereto as follows:

     1.    Definitions.

a.   "Board" shall mean the Board of Directors of the Company.

b.   "Cause" shall mean the Executive's fraud or dishonesty that has resulted or is likely to result in material economic damage to the Company, or the Executive's willful nonfeasance if such nonfeasance is not cured within ten days of written notice from the Company, as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board at which the Executive is provided an opportunity to be heard.

c.   "Change in Control" shall mean the earlier of the following events:

(i)   either (A) receipt by the Company of a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act"), disclosing that any person (as such term is used in Section 13(d) of the 1934 Act) ("Person"), is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company, or (B) actual knowledge by the Company of facts on the basis of which any Person is required to file such a report on Schedule 13D, or to file an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such Person is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company;

(ii)   purchase by any Person, other than the Company or a wholly owned Subsidiary of the Company, of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act regardless of whether the Company or such Person would otherwise be subject to the 1934 Act), directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock regardless of whether the Company or such Person would otherwise be subject to the 1934 Act);

(iii)   either (A) the filing by any Person acquiring, directly or indirectly, twenty percent (20%) or more of the outstanding stock of the Company of a statement with the Florida Department of Insurance pursuant to § 628.461 of the Florida Statutes or a successor statutory provision, or (B) actual knowledge by the Company of facts on the basis of which any Person acquiring, directly or indirectly, twenty percent (20%) or more of the outstanding stock of the Company or a controlling company is required to file such a statement pursuant to § 628.461 or a successor provision;

(iv)   approval by the shareholders of the Company of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (B) any consolidation or merger in which the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least a majority of the common stock of the corporation that owns all of the common stock of the Company), or (C) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (D) any merger or consolidation of the Company where, after the merger or consolidation, one Person owns 100% of the shares of stock of the Company (except where the holders of the Company's common stock immediately prior to such merger or consolidation own at least 90% of the outstanding stock of such Person immediately after such merger or consolidation);

(v)   a change in the majority of the members of the Board within a 24-month period unless the election or nomination for election by the Company's shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period; or

(vi)   completion of any transaction as a result of which (i) First Professionals ceases to be a Subsidiary of the Company, and (ii) the Executive ceases to be an employee of the Company or one of its Subsidiaries.

d.   "Code" shall mean the Internal Revenue Code of 1986, as amended.

e.   "Constructive Discharge" shall mean any (i) material change by the Company of the Executive's position, functions, or duties to an inferior position, functions, or duties from that in effect on the date of this Agreement, (ii) assignment or reassignment by the Company of the Executive without the Executive's consent to another place of employment more than 50 miles from the Executive's current place of employment, (iii) liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction or series of transactions in which the resulting or surviving transferee entity has, in the aggregate, a net worth at least equal to that of the Company immediately before such transaction and expressly assumes this Agreement and all obligations and undertakings of the Company hereunder, or (iv) reduction in the Executive's base salary or percentage target bonus opportunity.

f.   "Coverage Period" shall mean the period beginning on the Starting Date and ending on the Ending Date. The "Starting Date" shall be the date on which a Change in Control occurs. The "Ending Date" shall be the earlier of (i) the date on which a public announcement is made by the Company of its intention to abandon a Change in Control transaction, or (ii) the date that is 36 full calendar months following the date on which a Change in Control occurs, or (iii) if such Change in Control is subject to shareholder approval of such transaction, the date that is 36 months following the date on which the actual consolidation, merger or sale transaction occurs.

g.   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

h.   “First Professionals” shall mean First Professionals Insurance Company, Inc., a Florida stock insurance company.

i.   "Independent Tax Counsel" shall mean an attorney, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be reasonably acceptable to the Executive, and whose fees and disbursements shall be paid by the Company.

j.   "Person" shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business, and any other entity.

k.   "Subsidiary" means, with respect to any Person, any other Person (i) whose securities having a majority of the general voting power in electing the board of directors or equivalent governing body of such Person (excluding securities entitled to vote only upon the failure to pay dividends thereon or the occurrence of other contingencies) are, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one or more other entities constituting Subsidiaries, or (ii) a fifty percent (50%) interest in the profits or capital of whom is, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one or more other entities constituting Subsidiaries.

2.   Term.

This Agreement shall be effective as of the date of this Agreement and shall continue thereafter until (i) the date of the termination of the Executive's employment if such date is prior to the Coverage Period or (ii) if a Change in Control shall occur prior to the termination of the Executive’s employment, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied.

3.   Severance Benefit.

a.   If at any time during the Coverage Period the Executive's employment with the Company or any of its Subsidiaries is terminated by the Company or such Subsidiary for any reason other than Cause, death, disability or the transfer of employment within the Company and its Subsidiaries, or by the Executive in the event of a Constructive Discharge, then the Company shall pay to the Executive (or if the Executive has died before receiving all payments to which he has become entitled hereunder, the estate of the Executive) severance pay in a lump sum cash amount equal to two times the sum of Executive's (i) annual salary and (ii) target bonus opportunity for the current calendar year (or, if greater than the target bonus opportunity, the average of the annual bonuses for the three prior calendar years). The Company shall also pay Executive any unpaid salary or benefits accrued to the date of termination. Also, in such event, the Executive shall be 100% vested in all stock options, stock appreciation rights, contingent stock, restricted stock and other long-term incentive plans. The Executive's termination of employment with the Company to become an employee of a Person that owns 100% of the Company, an employee of a Person that owns 100% of First Professionals or another former Subsidiary of the Company, or an employee of First Professionals or another Subsidiary of the Company shall not be considered a termination of employment for purposes of this Agreement. The subsequent termination of Executive's employment from such Person or from First Professionals or such other Subsidiary shall be considered a termination of employment for purposes of this Agreement.

b.   The Company and the Executive, upon mutual written agreement, may waive any of the provisions in paragraph 1(e) that would otherwise constitute a Constructive Discharge. Pursuant to paragraph 3(a) of this Agreement, the Executive may terminate his employment in the event of a Constructive Discharge by providing written notice to the Company within three months after the occurrence of such event, specifying the event relied upon for a Constructive Discharge.

Within ten days of receiving such written notice from the Executive, the Company may cure the event that constitutes a Constructive Discharge, in which event the Executive’s termination of employment shall be of no force or effect.

c.   If at any time during the Coverage Period the Executive's employment is terminated by the Company for any reason other than Cause, death, disability or the transfer of employment within the Company and its Subsidiaries, or by the Executive in the event of a Constructive Discharge, and the Executive is entitled to the benefits described under subparagraph 1(b) or subparagraph 4(b) of his Employment Agreement dated as of November 1, 2002, and as extended and amended thereafter, then the Executive shall be permitted to select either (i) the benefits that he would otherwise have been entitled to receive for the remaining term of his Employment Agreement, or (ii) those payments provided for under this Agreement. In such event, the Executive shall be permitted to receive benefits under either the Employment Agreement or this Agreement, but not benefits from both the Employment Agreement and this Agreement.

d.   For a period commencing with the month in which termination of employment as described in paragraph 3(a) above shall have occurred, and ending twenty-four months thereafter, the Executive shall be entitled to all benefits under the Company's welfare benefit plans (within the meaning of Section 3(1) of ERISA), as if the Executive were still employed during such period, at the same level of benefits and at the same dollar cost to the Executive as is available to all of the Company's senior executives generally and if and to the extent that equivalent benefits shall not be payable or provided under any such plan, the Company shall pay or provide tax equivalent benefits on an individual basis. The benefits provided in accordance with this paragraph 3(d) shall be secondary to any comparable benefits provided by another employer.

e.   If Independent Tax Counsel shall determine that the aggregate payments made to the Executive pursuant to this Agreement and any other payments to the Executive from the Company that constitute "parachute payments" as defined in Section 280G of the Code (or any successor provision thereto) ("Parachute Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then payments under this Agreement shall be reduced to the maximum amount that would not trigger such excise tax. The Executive shall be permitted to select the benefits to be reduced.

f.   In the event of any termination of the Executive's employment described in paragraph 3(a), the Executive shall be under no obligation to seek other employment, and, except as provided in paragraph 3(a), there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment except as otherwise provided in paragraph 3(d) of this Agreement with respect to benefits.

4.   Source of Payments.

All payments provided for in paragraph 3 above shall be paid in cash from the general funds of the Company; provided, however, that such payments shall be reduced by the amount of any payments made to the Executive or his dependents, beneficiaries or estate from any trust or special or separate fund established by the Company to assure such payments. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Executive or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to this Agreement, such right shall be no greater than the right of an unsecured creditor of the Company.

5.   Mediation and Arbitration.

Any dispute or controversy arising out of or in relation to this Agreement shall first be submitted to mediation in the City of Jacksonville, Florida in accordance with the Commercial Mediation Rules of the American Arbitration Association. If mediation fails to resolve such dispute or controversy, then such dispute or controversy shall be determined and settled by arbitration in the City of Jacksonville, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The parties hereto agree to use good faith efforts to select a mediator and, if mediation fails to resolve such dispute or controversy, an arbitrator. If the parties cannot agree upon a mediator or arbitrator, such mediator or arbitrator shall be selected in accordance with the relevant Commercial Rules of the American Arbitration Association then in effect. The Company's mediation and arbitration expenses, as well as any litigation costs, including legal counsel and reasonable experts, shall be paid by the Company. The Executive's mediation and arbitration costs, as well as any litigation costs, including legal counsel and reasonable experts, shall be paid by the Company, unless the trier of fact determines the Executive's claims thereunder are without merit. Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to mediation or arbitration, such period shall automatically be extended by the number of days plus ten that are taken for the determination of that matter by the parties through mediation or otherwise by the arbitrator.

6.   Income Tax Withholding.

The Company may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

7.   Entire Understanding.

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior severance agreement between the Company and the Executive, except as otherwise contemplated by paragraph 3(c) of this Agreement and except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of any kind elsewhere provided (except as otherwise contemplated by paragraph 3(c) of this Agreement) and not expressly provided for in this Agreement, including without limitation, any benefit or compensation provided under an executive incentive compensation program of the Company.

8.   Severability.

If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

9.   Consolidation, Merger, or Sale of Assets.

If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another corporation, the term "Company" as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

    10.    Notices.

    All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if hand delivered or mailed, postage prepaid, certified or registered, first class as follows:

a.   to the Company:

FPIC Insurance Group, Inc.
Attention: Chief Executive Officer
225 Water Street, Suite 1400
Jacksonville, Florida 32202

b.   to the Executive:

Robert E. White, Jr.
200 E. Kari Court
Jacksonville, FL 32259

or to such other address as either party shall have previously specified in writing to the other.

11.   No Attachment.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

12.   Binding Agreement.

This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

13.   Modification and Waiver.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.   Headings of No Effect.

The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

15.   Governing Law.

This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Florida without giving effect to the choice of law provisions in effect in such State.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FPIC INSURANCE GROUP, INC.

By:	/s/ John R. Byers
John R. Byers President and Chief Executive Officer

/s/ Robert E.White, Jr.
Robert E. White, Jr.